EXHIBIT 10.23

AMENDMENT NO. 1 TO CONSULTING AGREEMENT

AMENDMENT NO. 1 TO CONSULTING AGREEMENT, dated as of June 23, 2006 (this “Amendment”), by and between Wonder Auto Limited, a British Virgin Islands corporation (“Wonder”), and Heritage Management Consultants, Inc., a South Carolina Corporation (“Consultant”). Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in that certain Consulting Agreement, dated April 22, 2006, by and between Wonder and Consultant (the “Agreement”).

BACKGROUND

Wonder and Consultant are parties to the Agreement (the “Parties”), pursuant to which Consultant will provide consulting services to Wonder and its affiliates in exchange for $175,000. The Parties now desire to enter into this Amendment to modify the terms of the Agreement as more specifically set forth herein.
AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Amendment to Section 3 of the Agreement. The Agreement is hereby amended to delete Section 3 thereof in its entirety and in lieu thereof to insert the following new Section 3:
“a. In consideration of the services performed by Consultant in connection with the financing transaction in June 2006, Wonder hereby agrees to pay Consultant $160,000 from the proceeds of the financing within 45 days after the closing of the financing transaction.

b. In consideration of other services to be performed by Consultant, Wonder hereby agrees to pay Consultant $15,000. Such payments shall be made in three (3) equal installments of $5,000 on August 1, 2006, November 1, 2006 and February 1, 2007, respectively.

c. All out of pocket expenses incurred by Consultant and/or its associates shall be reimbursed by Wonder. If the Reverse Takeover transaction (“RTO”) is not consummated, Wonder agrees to reimburse Consultant for all out of pocket expenses incurred up to the date it is determined that the RTO will not be effected.”

2.   Agreement Remains in Force. Except as expressly set forth in this Amendment, the Agreement remains unmodified and in full force and effect.

3.   Miscellaneous. This Amendment and the Agreement constitute the entire understanding among the parties hereto with respect to the subject matter hereof and may not be further amended, modified or supplemented except as specified in the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

WONDER AUTO LIMITED

By:	/s/ Qingjie Zhao
Name: Qingjie Zhao Title: Chief Executive Officer, President and Secretary

HERITAGE MANAGEMENT CONSULTANTS, INC.

By:	/s/ Jim H. Groh
Name: Jim H. Groh Title: President